EXHIBIT 10.7

ARROWHEAD RESEARCH CORPORATION

150 S. Los Robles Avenue, Suite 480

Pasadena, California 91101

April 21, 2004

Dr. Michael L. Roukes

California Institute of Technology 114-36

Pasadena, California 91125

Richmond Wolf

Office of Technology Transfer

California Institute of Technology

1200 E. California Blvd M/C 210-85

Pasadena, CA 91125

Re: Nanokinetics Corporation

Gentlemen:

In accordance with our recent discussions, this is to confirm the terms and conditions upon which Arrowhead Research Corporation, a Delaware corporation (“Arrowhead Research”), and Dr. Michael L. Roukes (“Dr. Roukes”), Professor of Physics, Applied Physics and Bioengineering at The California Institute of Technology in Pasadena, California (“Caltech”), will jointly form a new corporation (the “Corporation”) to be known as “Nanokinetics Corporation.”

1. The Corporation will be formed under the laws of the State of California, and will have an authorized capital structure consisting of 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. The articles of incorporation of the Corporation will require the unanimous approval of the Corporation’s directors for (i) any reorganization, merger or consolidated of the Corporation with or into another entity; (ii) the sale of all or substantially all of the assets of the Corporation, (iii) the issuance of common stock or preferred stock to raise additional capital, (iv) any “going public” transaction, (v) the filing for bankruptcy of the Corporation, and (vi) any amendment to the articles of incorporation to change or delete any of the foregoing, and (vii) selection of the initial CEO.

2. In connection with the initial organization of the Corporation, an aggregate of 2,000,000 shares of common stock will be issued and sold, at the price of $.001 per share, to Dr. Roukes and such additional designees of Dr. Roukes (including a prospective chief executive officer) as the parties shall mutually agree upon. All of these shares common stock will be subject to repurchase by the Corporation, at the price of $.001 per share, in the event that the service of such persons with the Corporation ceased prior to the end of a 4-year term. However, the shares would “vest”, or no longer be subject to repurchase, in 40 equal monthly installments commencing at the end of the 9th calendar month following issuance. This common stock would not be fully vested before the end of the vesting period except in the case of an initial public offering (or comparable transaction) or a sale of all or substantially all of the Corporation’s assets, in which case the “vesting” would be accelerated so that all of the common stock would thereafter not be subject to repurchase.

3. Arrowhead Research will purchase shares of an initial series of preferred stock for $2,000,000. The preferred shares will be convertible into 5,000,000 shares of common stock, be entitled to one vote for each share of common stock into which they are convertible, voting together with the common stock on all matters other than the election of directors, have a liquidation preference of $2,000,000 (plus such additional amounts as have been contributed to the capital of the Corporation pursuant to paragraph 6 below), and be entitled to elect a majority of the number of directors authorized at any given time (for example, 3 of 5), with the remaining directors to be elected by the holders of the common stock. The balance of the authorized shares of preferred stock would be issuable from time to time in one or more additional series having such rights, preferences and privileges as shall be set forth in resolutions to be adopted by the Board of Directors of the Corporation.

4. Options to purchase an aggregate of 3,000,000 shares of common stock, at the price of $.001 per share, will be also granted to Dr. Roukes and his approved designees, with these options to be allocated in the discretion of Dr. Roukes, subject to the reasonable approval of Arrowhead Research. All of these options would be subject to the same 4-year “vesting schedule” that applies to the shares of common stock as provided in paragraph 2 above. Future option grants under any stock option plan to be adopted by the Corporation would be determined by the Corporation’s Board of Directors.

5. The Corporation will issue to Caltech a warrant to purchase, at the price of $.001 per share, up to 1,000,000 shares of the Corporation’s common stock, as payment in full for an exclusive, world wide license in and to certain nanoscience intellectual property and technology developed in the laboratory of Dr. Roukes to be more particularly described in a mutually acceptable license agreement to be prepared by Caltech. It is understood that, in the event of a substantial acquisition of the assets or shares of the Corporation (as defined in the license documentation), Caltech would be entitled to an assignment fee or a renegotiated license agreement to include royalty payments made by the acquirer.

6. In addition to the amounts to be paid by Arrowhead Research as the purchase price of preferred stock specified above, it is understood and agreed that Arrowhead Research would make additional contributions to the capital of the Corporation, totaling up to $18,000,000, in accordance with the schedule of milestones attached hereto. No additional securities would be issued to Arrowhead Research on account of any such capital contributions. In the event that Arrowhead Research fails to make an additional contribution to the capital of the Corporation when required, up to 90% of the shares of preferred stock owned by Arrowhead would be forfeited to the Corporation, with the percentage of preferred stock to be forfeited would be determined with reference to the aggregate liquidation preference of the preferred stock at the applicable point in time in relation to the total of $20,000,000 of capital provided and to be provided by Arrowhead Research. For example, if Arrowhead Research made additional capital contributions of $8,000,000, but failed to make any further capital contributions, the liquidation preference of the preferred stock would be $10,000,000, Arrowhead Research would have provided half of the total required capital, and 50% of the preferred stock would be forfeited. In that instance, Arrowhead Research would retain preferred stock that would be convertible into 2,500,000 shares of common stock, or half of the 5,000,000 shares into which the preferred stock originally was convertible.

If the foregoing accurately sets forth your understandings as to our mutual agreements on the subject matter hereof, please so signify where indicated below, and return the executed copy of this letter to the undersigned, retaining a copy for your files. We will then proceed to incorporate and organize the Corporation on the foregoing terms and conditions, and prepare and finalize the additional documentation on terms that are mutually agreeable to all parties as contemplated above, as quickly as is practicable.

Very truly yours,

/s/ R. BRUCE STEWART
R. Bruce Stewart, President Arrowhead Research Corporation

AGREED TO AND ACCEPTED, this 21 day of April, 2004:

/s/ MICHAEL L. ROUKES
Dr. Michael L. Roukes

CALIFORNIA INSTITUTE OF TECHNOLOGY

By:	/s/ RICHMOND WOLF
Richmond Wolf, Director Office of Technology Transfer

NANOKINETICS

CAP TABLE

	Shares*	Options*	Total
Common Stock @ $ 0.001
Founders	2,000,000	1,000,000	3,000,000
Option Pool		2,000,000	2,000,000
Warrants @ $ 0.001
Caltech			1,000,000
Preferred Stock
Arrowhead Research			5,000,000

Total			11,000,000

*	Vesting over 4 years

NANOKINETICS CORPORATION

ATTACHMENT: Milestones and Timetable for Staged Capital Contributions

Time from “Closure”	Arrowhead Investment	Nanokinetics Goals
0 Months (at closure)	$2,000,000	• Agreement achieved between ARC, NK and Caltech • Initiate search for CEO • Initiate search for (~6) initial staff members

3-4 Months	$13,000,000 (i.e. additional 11M$ capital contribution)

•      CEO hired

•      First members of tech staff hired

•      Administrative staff person hired

•      Layout of laboratory/production facilities designed

•      Initial product planning finalized

•      Initial market analysis for full spectrum of potential near-term products

•      Acquire for office/meeting space

•      Search for/Identify lab/production space

•      Major equipment orders placed

12-15 Months	$20,000,000 (i.e. additional 7M$ capital contribution)

•      Prototypes for 2 product designs completed

•      Complete market analysis for spectrum of potential Nanokinetics products

•      Construction of initial production facilities

•      Construction of cleanroom & service infrastructure

•      Equipment installation

15-18 Months	-	• Production infrastructure completed • Equipment installation completed • Prototypes sent to customers for validation